Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE

INSPIRE PHARMACEUTICALS, INC. 2005 EQUITY COMPENSATION PLAN

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the      day of                      (the “Effective Date”) between Inspire Pharmaceuticals, Inc. (the “Company”) and                      (the “Grantee”). The restricted stock units awarded pursuant to this Agreement (the “Units”) are subject to the terms set forth herein and the terms and provisions of the Inspire Pharmaceuticals, Inc. 2005 Equity Compensation Plan (the “Plan”) applicable to restricted stock units, which terms and provisions are incorporated herein by reference. Unless the context requires otherwise, the terms defined in the Plan shall have the same meanings herein.

1. Grant of Restricted Units. The Company hereby grants to the Grantee                      Units. Each Unit is equivalent in value to one share of the Company’s common stock, and shall entitle the Grantee to receive from the Company, subject to Section 2 of this Agreement, one share of common stock.

2. Vesting of Units. The Units are subject to forfeiture to the Company until such time as they vest and become nonforfeitable as set forth below in this Section 2.

(a) The Units shall vest and become nonforfeitable as follows:

(i)              Units shall vest and become nonforfeitable on                     , if the Grantee continuously provides substantial services to the company as an employee or consultant through such date;

(ii)              additional Units shall vest and become nonforfeitable on                     , if the Grantee continuously provides substantial services to the company as an employee or consultant through such date;

(iii)              additional Units shall vest and become nonforfeitable on                     , if the Grantee continuously provides substantial services to the company as an employee or consultant through such date;

(iv)              additional Units shall vest and become nonforfeitable on                     , if the Grantee continuously provides substantial services to the company as an employee or consultant through such date; and

(v)              additional Units shall vest and become nonforfeitable on                     , if the Grantee continuously provides substantial services to the company as an employee or consultant through such date.

(b) Upon the Grantee’s Separation from Service (as defined below) with the Company for any reason other than the Grantee’s death or disability (as described in Section 2(d), below), any Units which have not vested and become nonforfeitable as of such date shall immediately and automatically be forfeited. For purposes of this Agreement, a Grantee experiences a “Separation from Service” on the date the Grantee ceases to provide substantial services to the Company as an employee or consultant.

(c) In the event of a Change of Control (as defined in the Plan), all Units shall become vested and nonforfeitable and stock certificates evidencing the Company Stock underlying the Units shall be issued to the Grantee on the date such Change of Control occurs, subject to the satisfaction of any withholding obligations (including federal and state income, and FICA taxes), as described in Section 3, below. Notwithstanding the foregoing, if the Company, its delegate or any governmental agency determines that the definition of Change of Control in the Plan does not conform to Internal Revenue Code (the “Code”) Section 409A(a)(2)(vi) or related regulations, all Units subject to this Section 2 shall nevertheless become vested and nonforfeitable; provided, however, that stock certificates evidencing the Company Stock underlying the Units shall be issued to the Grantee on the Delivery Date (as defined in Section 3) and subject to the satisfaction of any withholding obligations, as described in Section 3, below.

(d) Upon the first anniversary following the date that the Grantee experiences a Separation from Service as a result of the Grantees death or disability (as defined in Section 409A(2)(c) of the Code), any Units which have not vested and become nonforfeitable as of such date shall immediately and automatically be forfeited (it being understood that in the event of a Separation from Service as a result of the Grantees death or disability, the Units will continue to vest until the first anniversary following the date of such a separation from services notwithstanding the fact that the Grantee will not provide substantial services to the Company through such anniversary date). The stock certificates evidencing the Company Stock underlying the Units that have become vested and nonforfeitable as of the date of the Grantee’s Separation from Service resulting from death or disability shall be issued to the Grantee’s estate or the Grantee, as applicable, as soon as practicable following such date, subject to the satisfaction of any withholding obligations (including federal and state income, and FICA taxes) as described in Section 3, below.

3. Delivery of Company Stock. Subject to Section 2 and the Grantee’s satisfaction of any withholding obligations (including federal and state income, and FICA taxes) in connection with the Grantee’s receipt of any Units, six (6) months following the date the Grantee experiences a Separation from Services (the “Delivery Date”), the Grantee shall receive stock certificates evidencing the conversion of the Units into Company Stock. The Grantee’s withholding obligations, if any, shall be satisfied by making a payment to the Company in cash, by personal check, or by any other form of payment permitted by the Company, in an amount sufficient to satisfy such withholding obligations. Such stock certificates shall be issued to the Grantee as of the Delivery Date and registered in the Grantee’s name.

4. Rights as Unit Holder. The Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Units. Grantee shall have all of the rights and privileges of a holder of Company Stock with respect to the shares of Company Stock that he or she receives in satisfaction of his or her Units pursuant to this Agreement.

5. Stock Splits, etc. If, while any of the Units remain subject to forfeiture, there occurs any merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or other similar change in the Company’s common stock, then any and all new, substituted or additional securities or other consideration to which the Grantee is entitled by reason of the Grantee’s ownership of the Units, shall be promptly reflected in the Company’s records regarding the Grantee, and included thereafter as “Units” for purpose of this Agreement.

6. Tax Consequences. The Grantee understands and agrees that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the vesting of the Units. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

7. Restriction on Transfer. None of the Units or any beneficial interest therein shall be transferred, encumbered, pledged or otherwise alienated or disposed of in any way except by will or by the laws of descent and distribution.

8. Restrictive Legends. Stock certificates provided to the Grantee evidencing the Company Stock received hereunder shall bear such legends as the Company deems necessary or desirable under the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

9. Market Stand-Off. The Grantee agrees that, in connection with any public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder, the Grantee shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of or otherwise dispose of any Company Stock without the prior written consent of the Company or its underwriters, for such period of time before or after the effective date of such registration as may be requested by the Company or such underwriters, provided that all similarly situated Company Stock recipients are subject to a similar lock-up restriction.

10. General Provisions:

(a) This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the grant of the Units and may only be modified or amended in a writing signed by both parties.

(b) Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Compensation Committee at 4222 Emperor Boulevard, Suite 200, Durham, North Carolina, 27703-8466, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by overnight courier or enclosed in a properly sealed envelope addressed as stated above deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

(c) Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(d) The Grantee agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(e) The grant of Units hereunder shall not confer upon the Grantee any right to continue in the employ of the Company or any of its subsidiaries or affiliates.

(f) The Committee may from time to time impose any conditions on the Units or the Company Stock underlying the Units as it deems necessary or advisable to ensure that the Plan and this Grant satisfy the conditions of Rule 16b-3, and that Units are issued and the underlying Company Stock are resold in compliance with the Securities Act of 1933, as amended.

(g) This Agreement shall be governed by, and enforced in accordance with, the laws of the State of North Carolina without regard to the application of the principals of conflicts or choice of laws.

(h) This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

INSPIRE PHARMACEUTICALS, INC.

By:

Title:

GRANTEE

(Address)